Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

BancPlus Corporation Employee Stock Ownership Plan with 401(k) Provisions

We consent to the incorporation by reference in the registration statement (No. 333-239035) on Form S-8 of BancPlus Corporation Employee Stock Ownership Plan with 401(k) Provisions of our report dated June 4, 2020, with respect to the statement of net assets available for benefits of BancPlus Corporation Employee Stock Ownership Plan with 401(k) Provisions as of December 31, 2018, and the related notes (except as they relate to 2019 financial statement matters, which were audited by another firm), which report appears in the December 31, 2019, annual report on Form 11-K of BancPlus Corporation Employee Stock Ownership Plan with 401(k) Provisions.

/s/ T. E. LOTT & COMPANY
Columbus, Mississippi
June 4, 2020